KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 29, 2025, with respect to the consolidated financial statements of AB CarVal Credit Opportunities Fund, incorporated herein by reference and to the references to our Firm under the headings “Independent Accountants,” “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Prospectus.

/s/ KPMG LLP

Chicago, Illinois

October 27, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.